Exhibit 99.1

Theragenics® Reports Revenue & Earnings for Third Quarter 2009

Highest Nine-Month Revenue Ever

Continued Pro Forma Organic Growth in Surgical Products Business

BUFORD, Ga.--(BUSINESS WIRE)--November 5, 2009--Theragenics Corporation (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced consolidated financial results for the third quarter ended October 4, 2009. Consolidated results include the results of NeedleTech Products, Inc. (“NeedleTech”) subsequent to its acquisition by Theragenics on July 28, 2008. The terms "Company", "we", "us", or "our" mean Theragenics Corporation and all entities included in our consolidated financial statements.

Third Quarter 2009 Highlights

  We recorded consolidated revenue of $19.3 million in the third quarter and $59.6 million for the nine-month period.
  EPS for the quarter was $0.02, compared to $0.02 in 2008 and $0.08 for the nine-month period, compared to $0.12 in 2008.
  Pro forma organic revenue growth in our surgical products segment was 6% in the third quarter and 8% for the nine-month period.
  Consolidated Research and Development (“R&D”) expenses increased $148,000 in the quarter and $1.0 million year-to-date, compared to 2008. This reflects investments to support future growth in the surgical products segment, a strategic initiative that was launched in late 2008.
  We continued our initiative to update and standardize our information technology (“IT”) systems and infrastructure across all of our businesses.
  We purchased a larger facility for increased capacity in our specialty needle manufacturing. We expect to complete improvements and move to this new facility in mid-2010.
  Capital expenditures were $4.0 million in the first nine months of 2009, primarily a result of our IT improvements and the purchase of our new specialty needle manufacturing facility. We expect capital expenditures to be as high as $10.0 to $12.0 million over the next twelve to eighteen months, including the remodeling of the new facility and our corporate wide IT improvements.
  EBITDA was $3.4 million and cash flow generated from operations was $4.0 million in the third quarter. In the nine-month period, EBITDA was $10.5 million and cash flow from operations was $11.6 million. Cash flow from operations for the nine-month period of 2009 includes an income tax refund of $1.5 million.
  Cash and cash equivalents at the end of the quarter was $46.9 million and outstanding borrowings under our credit agreement were $30.9 million, resulting in a net positive cash position of $16.0 million.

Consolidated Results

Consolidated revenue for the third quarter of 2009 was $19.3 million, an increase of 7% over third quarter 2008. Year-to-date, consolidated revenue was $59.6 million, an increase of 21% over the 2008 period. The increase in revenue in the quarterly and year-to-date period is primarily the result of NeedleTech being included in our results for the entire 2009 periods, but only for approximately two months in the 2008 periods. NeedleTech was acquired during the third quarter of 2008.

Net income for the quarter was $799,000 or $0.02 per share compared to $641,000 or $0.02 per share in 2008. For the nine-month period, net income was $2.7 million or $0.08 per share compared to $3.9 million or $0.12 per share in 2008. We had a number of items affecting comparability between the periods, including the following:

  $590,000 of non-cash charges related to the NeedleTech acquisition in the 2008 periods did not recur in the 2009 periods.
  R&D expenses, related to our new R&D group implemented in late 2008, increased in the 2009 periods by $148,000 in the third quarter and $1.0 million in the nine month period.
  The 2008 year to date period included a $142,000 benefit from the gain on the sale of our former Oak Ridge facility.
  Net interest expense (interest expense minus interest income) in the 2009 periods increased $288,000 in the third quarter and $1.0 million in the year to date period, compared to the 2008 periods. This is primarily a result of the significant decline in returns on our investments in marketable securities and cash equivalents.
  Other income in 2008 was $207,000 higher in the third quarter and $144,000 higher in the year to date period, compared to the 2009 periods, because of non-operating items that did not recur in 2009.
  Write offs of deferred tax assets associated with certain expired and unexercised stock options resulted in a higher than normal income tax rate in the 2008 periods.

Segment Results

In 2009 we changed the manner in which we allocate the cost of corporate activities to our business segments. Operating expenses associated with corporate activities are now allocated based on the relative revenue of each business segment. With the continued integration of our acquired companies and the launch of the surgical products R&D program, we believe this method more accurately reflects the utilization of corporate resources. This is also the method we now use internally to review results and allocate resources. Previously, a large portion of expenses associated with corporate activities was charged to the brachytherapy segment. Segment results for the 2008 periods have been restated to reflect this change in the method of allocating corporate expenses. This change had no effect on the consolidated results of operations previously reported for the 2008 periods.

Surgical Products Segment

Revenue in our surgical products segment was $13.4 million in third quarter 2009 and $40.2 million in the nine-month period. On a pro forma basis, as if NeedleTech was included in the pre-acquisition periods in 2008, our surgical products revenue increased 6% in the quarter and increased 8% in the nine-month period, compared with the 2008 periods. Operating income in the surgical products segment for the third quarter of 2009 was $623,000, compared to $202,000 in the 2008 period. For the nine-month period, operating income was $1.5 million, compared to $1.7 million in 2008. Items that affected comparability of the periods included $590,000 of non-cash charges related to the NeedleTech acquisition recorded in the 2008 periods that did not recur in 2009. In addition, R&D expenses increased by $159,000 in the third quarter and $1.1 million in the year to date period, compared to the 2008 periods. This is primarily a result of the R&D program implemented in our surgical products business late in 2008. Our surgical products segment also absorbed a larger portion of our corporate overhead in the 2009 periods.

Brachytherapy Seed Segment

Revenue in our brachytherapy segment declined 10% in third quarter 2009 and 12% in the year-to-date period, as compared to the 2008 periods. Operating income in the brachytherapy segment was $972,000 in third quarter 2009 compared to $933,000 in 2008. The decline in revenue was offset by a decline in operating expenses. The decrease in operating expenses included the elimination of carrying costs of the Oak Ridge facility, which was sold in July 2008. For the nine-month period, operating income was $3.4 million compared to $4.2 million in 2008. The 2008 period included a $142,000 benefit from the sale of our Oak Ridge facility. Our brachytherapy segment also benefited from absorbing a smaller portion of our corporate overhead in the 2009 periods.

“We are on track for the highest revenue year in our history,” stated M. Christine Jacobs, Chairman and CEO. “Our surgical products business has delivered pro forma organic growth. Our brachytherapy business is still suffering from an industry wide decline in procedures, but continues to be profitable and deliver positive cash flows. In many ways 2009 is shaping up to be our best year ever.”

Ms. Jacobs concluded, “We have invested in our strategic initiatives during 2009, while continuing to deliver earnings and operating cash flow. The nature of our surgical products business, along with continued macroeconomic uncertainties, may cause short term variability in our results. We intend to continue to execute on our strategic plan and remain focused on organic growth in our surgical products business, leadership in our brachytherapy business, and building momentum towards 2010 and beyond.”

Tables I and II to this press release contain condensed consolidated statements of earnings and balance sheets. Pro forma revenue by segment is summarized in Table III, and operating income by segment is summarized in Table IV. Table V includes a reconciliation of GAAP reported net earnings to earnings before interest, taxes, depreciation, amortization and share based compensation (EBITDA).

Theragenics will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and provide the conference ID 36213501. This call is also being broadcast live over the Internet, and a recording will be available for one month on our website. To access the webcast, log on to www.theragenics.com and select Investor Relations followed by selecting “Company Presentations.” You also can access a phone replay of the call until Midnight, November 12, 2009 by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 36213501.

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. The surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, and other needle-based products. The surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental surgery, urology, veterinary medicine, pain management, endoscopy, and spinal surgery. The brachytherapy business manufactures and markets its premier product, the palladium-103 TheraSeed® device (www.theraseed.com) and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. For additional information, call our Investor Relations Department at 800-998-8479 or visit www.theragenics.com.

This press release contains disclosure of earnings before interest, taxes, depreciation, amortization and share based compensation (which we have historically referred to as “EBITDA”), which is a non-GAAP financial measure. We believe EBITDA provides an additional and meaningful assessment of our ongoing results and performance. Because we have historically reported EBITDA, we also believe that the inclusion of this non-GAAP measure provides consistency in our financial reporting and facilitates investors' understanding of our historic operating trends by providing an additional basis for comparisons to prior periods. In addition to measures such as net income and operating income as calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we utilize EBITDA 1) to establish financial and operational goals; 2) to monitor our actual performance in relation to our business plan and operating budgets; 3) to understand key trends; 4) to make operational decisions and allocate resources; and 4) as part of several components we consider in determining incentive compensation. We believe presentation of this non-GAAP financial measure provides supplemental information that is helpful to an understanding of the operating results of our businesses and period-to-period comparisons of performance. However, we recognize that the use of non-GAAP measures has limitations, including the fact that they may not be directly comparable with similar non-GAAP financial measures used by other companies. We compensate for these limitations by providing full disclosure of each non-GAAP financial measure and providing a reconciliation to the most directly comparable GAAP financial measure. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as substitute for, financial information prepared in accordance with GAAP. For a reconciliation of non-GAAP measures from GAAP reported amounts, please see the supplemental information included with this press release.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future growth, opportunities and investments, and anticipated positive results in general. From time to time the Company may make other forward-looking statements relating to other matters, including without limitation, research and development plans, investment in the Company’s surgical products business and investments in IT systems. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the integration of acquired companies into the Theragenics organization, the timing and the ability to capitalize on opportunities for investment and growth within the surgical products business, ability to recognize value from areas of shared expertise, risks and uncertainties related to competition within the medical device industry, development and growth of new applications within the markets for wound closure, vascular access, specialty needle, brachytherapy and, more broadly, medical devices, competition from other companies within the wound closure, vascular access, specialty needle, brachytherapy and medical device markets, competition from other methods of treatments, new product development cycles, effectiveness and execution of marketing and sales programs, changes in product pricing, changes in costs of materials used in production processes, changes in the ordering patterns of our customers, continued acceptance and demand for the Company’s products by the markets in which it operates, introduction and/or availability of competitive products by others, potential changes in third-party reimbursement, including Medicare reimbursement as administered by the Centers for Medicare and Medicaid Services (CMS), implementation of new legislation by CMS, physician training, third-party distribution agreements, ability to execute on acquisition opportunities on favorable terms and successfully integrate any acquisitions, potential changes in applicable tax rates, uncertainties related to the credit and investment markets and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

TABLE I
THERAGENICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	10/4/09	9/28/08	10/4/09	9/28/08
Product sales	$19,036	$17,914	$58,772	$48,545
Licensing and fee income	308	192	868	710
Total revenue	19,344	18,106	59,640	49,255
Cost of sales	10,783	10,292	33,235	25,534
Gross profit	8,561	7,814	26,405	23,721
Operating expenses:
Selling, general & administrative	5,607	5,608	17,145	15,578
Amortization of purchased intangibles	853	683	2,595	1,620
Research & development	521	373	1,712	667
Change in estimated value of asset held for sale	-	-	-	(142)
(Gain) loss on disposal of equipment	1	(8)	3	(5)
	6,982	6,656	21,455	17,718
Operating income	1,579	1,158	4,950	6,003
Non-operating items:
Interest income	6	173	23	929
Interest expense	(362)	(241)	(647)	(518)
Other	2	209	1	145
	(354)	141	(623)	556
Earnings before income taxes	1,225	1,299	4,327	6,559
Income tax expense	426	658	1,650	2,644
Net earnings	$799	$641	$2,677	$3,915
Earnings per share:
Basic	$0.02	$0.02	$0.08	$0.12
Diluted	$0.02	$0.02	$0.08	$0.12
Weighted average shares:
Basic	33,161	33,000	33,136	33,089
Diluted	33,244	33,139	33,208	33,237

TABLE II
THERAGENICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

Assets	October 4, 2009	December 31, 2008
Cash, cash equivalents & marketable securities	$46,889	$40,595
Trade accounts receivable	9,386	8,532
Inventories	12,131	11,667
Deferred income tax asset	1,264	2,158
Refundable income taxes	143	1,504
Prepaid expenses & other current assets	610	1,129
Total current assets	70,423	65,585
Property and equipment, net	31,528	30,035
Intangible assets	16,327	18,720
Other long-term assets	86	79
Total assets	$118,364	$114,419

Liabilities & Shareholders’ Equity
Accounts payable & accrued expenses	$6,246	$5,301
Income taxes payable	1,147	209
Short-term borrowings	3,333	32,000
Total current liabilities	10,726	37,510

Long-term debt	27,556	-
Deferred income tax liability, long-term	1,588	2,006
Other long-term liabilities	1,296	793
Total long-term liabilities	30,440	2,799

Shareholders’ equity	77,198	74,110
Total liabilities & shareholders’ equity	$118,364	$114,419

TABLE III
THERAGENICS CORPORATION AND SUBSIDIARIES
PRO FORMA REVENUE BY SEGMENT
(Unaudited)
(In thousands)

The following unaudited pro forma summary combines the Company’s revenue with that of NeedleTech as if the July 2008 acquisition had occurred on January 1, 2008.  This unaudited pro forma information is not intended to represent or be indicative of the Company’s consolidated results of operations that would have been reported had the acquisition been completed as of January 1, 2008, and should not be taken as indicative of the Company’s future consolidated results of operations.

	Three Months Ended October 4, 2009				Three Months Ended September 28, 2008
	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated
Revenue, U.S. GAAP	$ 13,354	$ 6,051	$ (61)	$19,344	$11,444	$ 6,707	$ (45)	$18,106
Revenue in pre-acquisition period (1)	-	-	-	-	1,205	-	-	1,205
Pro forma revenue	$ 13,354	$ 6,051	$ (61)	$19,344	$12,649	$ 6,707	$ (45)	$19,311

	Nine Months Ended October 4, 2009				Nine Months Ended September 28, 2008
	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated	Surgical Products	Brachy- therapy seed	Interseg. elim.	Consolidated
Revenue, U.S. GAAP	$ 40,170	$19,643	$ (173)	$59,640	$27,208	$22,221	$ (174)	$49,255
Revenue in pre-acquisition period (1)	-	-	-	-	10,061	-	-	10,061
Pro forma revenue	$ 40,170	$19,643	$ (173)	$59,640	$37,269	$22,221	$ (174)	$59,316

(1) Revenue of NeedleTech for the three and nine months ended September 30, 2008, representing the periods prior to acquisition by Theragenics on July 28, 2008

TABLE IV
THERAGENICS CORPORATION AND SUBSIDIARIES
OPERATING INCOME BY SEGMENT
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	Oct. 4, 2009	Sept. 28, 2008	Oct. 4, 2009	Sept. 28, 2008
Operating income (1)
Surgical products	$623	$202	$1,506	$1,737
Brachytherapy seed	972	933	3,449	4,248
	1,595	1,135	4,955	5,985
Intersegment eliminations	(16)	23	(5)	18
Consolidated	$1,579	$1,158	$4,950	$6,003

(1) In 2009 we changed the manner in which we allocate the cost of corporate activities to our business segments. Operating expenses associated with corporate activities are now allocated based on the relative revenue of each business segment. This is also the method we now utilize internally to review results and allocate resources. Previously, a large portion of expenses associated with corporate activities was charged to the brachytherapy segment. Segment results for the 2008 periods have been restated to reflect this change in the method of allocating corporate expenses. This change had no effect on our consolidated results of operations previously reported for the 2008 periods.

TABLE V
THERAGENICS CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON GAAP FINANCIAL MEASURES
(Unaudited)
(in thousands)
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

	Three Months Ended		Nine Months Ended
	10/4/09	9/28/08	10/4/09	9/28/08
Net earnings, U.S. GAAP	$799	$641	$2,677	$3,915
Income tax expense	426	658	1,650	2,644
Interest income	(6)	(173)	(23)	(929)
Interest expense	362	241	647	518
Other non-operating income/expense	(2)	(209)	(1)	(145)
Operating income	1,579	1,158	4,950	6,003
Depreciation and amortization	1,741	2,067	5,185	4,434
Share-based compensation amortization	100	69	397	481
EBITDA (a)	$3,420	$3,294	$10,532	$10,918

(a) Represents a non-GAAP financial measure. See page 4 of this press release for information on non-GAAP financial measures. The Company has historically referred to earnings before interest, taxes, depreciation, amortization and share based compensation as “EBITDA.”

CONTACT:
Theragenics Corporation
Frank Tarallo, 800-998-8479 or 770-271-0233
CFO & Treasurer
or
Lisa Rassel, 800-998-8479 or 770-271-0233
Manager of Investor Relations
www.theragenics.com